Exhibit 99.1

General Automotive Company Signs Agreement to Acquire S.P.E.C., Inc. in Stock and Cash Transaction

ORLANDO, FL, February 5, 2010 General Automotive Company (OTCBB: GNAU), a North American provider of aftermarket parts and advanced technology for the automotive industry, today announced it has an agreement to acquire privately held S.P.E.C., Inc. The transaction is expected to further position the Company as an organization that capitalizes on both organic growth as well as growth through strategic acquisition.

S.P.E.C., Inc., based in Birmingham, AL, is a leading provider of high performance clutches and flywheels to the high performance automotive market. S.P.E.C. , which reported unaudited revenue of approximately $5.6 million in 2009, will operate as a wholly owned subsidiary of General Automotive. Additionally, key S.P.E.C. executives will be retained to ensure smooth integration and operational continuity.

Dan Valladao, president and CEO of General Automotive said “the proposed acquisition is a critical milestone in the Company’s strategy to acquire established businesses with strong growth and profit potential in the $265 billion automotive aftermarket parts industry.

He added “We expect the SPEC acquisition to help General Automotive and its current subsidiary OE Source continue to expand its product offerings. There are great synergies between the 2 companies that will allow each of them to improve distribution and revenue. In the meantime, we continue to evaluate additional acquisition targets.”

S.P.E.C. highlights:

•	Leading provider of clutches, flywheels and pressure plates to the high performance automotive market

•	Extensive distribution network with over 100 domestic dealer participants

•	State-of-the-art warehouse and production facility

Under terms of the agreement, General Automotive will issue 750,000 shares of restricted common stock to the current owners of S.P.E.C., Inc. in addition to $2 million cash. S.P.E.C., Inc. shareholders can earn shares over the next six years based on the achievement of certain revenue and profitability milestones.

Closing of the S.P.E.C., Inc. transaction is subject to completion of due diligence and other conditions. In connection with the acquisition and with its overall growth plan, General Automotive expects to raise additional capital in 2010.

About General Automotive Company

General Automotive Company (“GAC”) is focused on expanding its operating growth platform through multiple and ongoing acquisitions of successful niche manufacturing companies in the automotive industry. Currently General Automotive has 2 operating subsidiaries. OE Source (“OES”), is a provider of original equipment and aftermarket automotive parts and related automotive products These customers include large, multi-national distributors, manufacturers, and OEM providers. OES specializes in engine management products such as O2 sensors, which is a rapidly growing and government mandated segment of the auto supply industry. General Automotive is also a partner in GreenCell Inc., a joint venture with SenCer Inc., a New York based ceramic technology company. GreenCell with its new advanced ceramics proprietary technology can be a potential game changer in multiple automotive products including oxygen sensors, brakes and SOFC fuel cells for powering automobiles.

About S.P.E.C., Inc.

Established in 1999, S.P.E.C., Inc. manufactures, assembles, and distributor of clutches, flywheels, and pressure plates to the high-performance automotive market. The company maintains a 15,000 sq. ft. warehouse in Bessemer, AL. The Company recently completed construction of a 12,000 sq. ft. facility adjacent to the existing warehouse.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the Company’s current plans and expectations, as well as future results of operations and financial condition. Specifically, the Company’s ability to raise additional capital, execute its business plan and strategy, sustain or increase gross margins, achieve profitability and build shareholder value are forward looking statements. A more extensive listing of risks and factors that may affect the Company’s business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Paula Bausman

Investor Relations

407-363-5633

pbausman@generalautomotive.com